Exhibit 10.4

RADISYS CORPORATION

DESCRIPTION OF REVISIONS TO DIRECTOR COMPENSATION ARRANGEMENTS

Effective January 1, 2008:

•	The annual retainer for members of the board of directors (the “Board”) of RadiSys Corporation (excluding committee Chairs) will increase from $25,000 to $28,000;

•	The annual retainer for the Chair of the Audit Committee of the Board will increase from $11,000 to $12,500; and

•	The annual retainer for Chairs of each of the Compensation Committee of the Board and the Development Committee of the Board will increase from $9,000 to $10,000.

Effective October 23, 2007:

•	Vesting schedule of initial stock grants for committee Chairs and Board members will increase from 1 year to 3 years.